Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

JOHN THODE APPOINTED PRESIDENT OF DIGITALOPTICS CORPORATION

  Industry Veteran Brings Extensive Experience in Mobile Products and Solutions -

SAN JOSE, Calif. - Feb. 7, 2013 - Tessera Technologies, Inc. (Nasdaq: TSRA) (the "Company") announced today that John S. Thode has been appointed president of DigitalOptics Corporation ("DOC"). Thode will report to Robert A. Young, president and chief executive officer, Tessera Technologies, Inc., and will be responsible for the Company's DigitalOptics business, including strategy and operations.

"John brings extensive consumer mobile product industry experience and expertise to our company, including a proven ability to develop and grow emerging businesses," stated Young. "His key telecommunication industry relationships, prior track record of success, and deep knowledge of fast growing markets such as Asia, will position us well as we pursue the significant opportunity in the $4.5 billion smartphone camera module market."

"DOC has a unique and differentiated MEMS approach to smartphone camera modules that I believe has the potential to revolutionize mobile imaging," said Thode. "I look forward to working with the team to deliver MEMS autofocus camera modules to market and to build on DOC's emerging role in this exciting space."

Thode, 55, was most recently at McAfee, Inc., where he was executive vice president and general manager of McAfee's Consumer, Mobile and Small Business unit from 2011 through 2012. Prior to McAfee, from 2007 through 2011 Thode was general manager of Dell's Mobility Products Group where he was responsible for leading the strategy and development of Dell's nontraditional products, including smartphones and tablets. Prior to Dell, Thode was president and chief executive officer at ISCO International, Inc., a telecom infrastructure company, where he led a successful turnaround effort including substantial increase in revenue, cash flow and international market expansion. Thode also spent 25 years with Motorola, Inc. in various management roles, including general manager of its UMTS Handset Products and Personal Communications Sector and general manager of its Wireless Access Systems Division in its General Telecoms Systems Sector.

Thode holds a Master of Business Administration from the Kellogg School of Management at Northwestern University, a Master of Science in Electrical Engineering from the Illinois Institute of Technology and a Bachelor of Science in Electrical Engineering from the University of Illinois. He is also a senior member of the Institute of Electrical and Electronics Engineers.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointment of Mr. Thode as DOC's President, the impact of his appointment on the Company and DOC, DOC's growth and market opportunities; and the characteristics, benefits, features, qualities and potential of DOC's MEMS autofocus camera modules. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation ("DOC") of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp. generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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